                                                                                                                                    Exhibit 10.26

AGREEMENT TO PARTICIPATE IN THE

EXTREME NETWORKS, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

This Participation Agreement summarizes the benefits provided to ____________ (“you”) by Extreme Networks, Inc. (the “Company”) under the Company’s Executive Change in Control Severance Plan (As Amended and Restated dated May 4, 2016) (the “Plan”).  All references to the “Participant” in the Plan shall be deemed to refer to you.  In consideration for the benefits provided through the Plan, you agree that you shall become a Participant in the Plan as of the date signed by the Company set forth below (the “Effective Date”) and shall be fully bound by and subject to all its provisions.

Except as otherwise provided in this document, capitalized terms in this Participation Agreement shall have the same meaning as in the Plan.  Your rights pursuant to this Participation Agreement shall apply for a period of three (3) years from the Effective Date subject to further renewals at the discretion of the Company.

You acknowledge and agree that, for purposes of the Plan, you are an “Officer” (as such term is defined by the Plan) as of the date of this Participation Agreement.  The “Severance Benefit Period” applicable to you under the Plan shall be a period of thirteen (13) months for the purposes of Section 5.2(a)(1) of the Plan, twelve (12) months for the purposes of Section 5.2(a)(2) of the Plan and two (2) months for the purposes of Section 5.2(b) of the Plan.

If your employment is terminated by the Company without Cause or you terminate due to Good Reason within the period commencing three (3) months prior to the consummation of a Change in Control and ending twelve (12) months after the consummation of a Change in Control and you deliver a Release to the Company that becomes effective and irrevocable as described in the Plan, you will be entitled to receive:

•

a lump sum payment equal to thirteen (13) months of your then current base salary and twelve (12) months of your then current on-target annual bonus (The timing of this payment will occur as set forth in the Plan and be exempt from or in compliance with Section 409A of the Internal Revenue Code.);

•	100% acceleration of the vesting of outstanding Equity Awards; and
•	up to two (2) months of continued healthcare insurance benefits.

You acknowledge that the Plan confers significant legal rights and may also constitute a waiver of rights under other agreements with the Company; that the Company has encouraged you to consult with your personal legal and financial advisors; and that you have had adequate time to consult with your advisors before executing this Participation Agreement. You acknowledge that you have received a copy of the Plan and have read, understood and are familiar with the terms and provisions of the Plan.

Executive CIC Participation Agreement1

                                                                                                                                    Exhibit 10.26

You further acknowledge that, except as otherwise established in an employment agreement between the Company and you, the employment relationship between you and the Company is an “at-will” relationship.

The Plan contains additional terms and conditions relating to the matters addressed in this Participation Agreement.  Such provisions are incorporated into this Participation Agreement by reference.  In the event of any conflict between this Participation Agreement and the Plan, the terms of the Plan shall govern.

Executed on _________________________.

PARTICIPANT EXTREME NETWORKS, INC.

By:

Signature

Title:

Name Printed

Date:__________________________

Address

(the “Effective Date”)

Executive CIC Participation Agreement2